Exhibit 99.1

Fire Damages Revlon's Facility in Venezuela

NEW YORK--(BUSINESS WIRE)--June 5, 2011--Revlon, Inc. (NYSE:REV) announced that earlier today a fire destroyed a substantial portion of its facility in Venezuela. At this time, the Company is evaluating the extent of the damage and the impact on its business in the Latin America region. The Company also stated that the facility was not operating today and no employees were on site during the fire.

During 2010, the Company’s subsidiary in Venezuela had net sales of approximately 3% of the Company’s consolidated net sales and its total assets were approximately 3% of the Company’s total assets. The Company’s net sales in Venezuela are comprised of locally manufactured product as well as product imported from its Oxford, North Carolina facility.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

CONTACT:
Revlon, Inc.
Investor Relations:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations